Exhibit 99.1
Interactive Intelligence Reports 2010 First Quarter Operating Results
Revenues increased 19 percent; GAAP operating income up 65 percent

INDIANAPOLIS, April 27, 2010 -- Interactive Intelligence (Nasdaq: ININ), a global provider of unified IP business communications solutions, has announced operating results for the three months ended March 31, 2010.

The company reported revenues of $35.0 million, an increase of 19 percent compared to revenues for the first quarter of 2009; product revenues increased by 20 percent, while services revenues were up 18 percent compared to the first quarter of 2009.

On a generally accepted accounting principles (GAAP) basis, net income was $1.9 million, with diluted earnings per share (EPS) of $0.10, compared to $1.2 million, or EPS of $0.07, in the first quarter of 2009. Net income on a non-GAAP basis was $4.1 million, with EPS of $0.22, compared to $2.9 million, or EPS of $0.16, for the same quarter last year.

Cash and investment balances as of March 31, 2010 increased to $71.4 million with no debt.

“We had strong year-over-year order growth across all major geographies,” said Interactive Intelligence founder and CEO, Dr. Donald E. Brown. “These orders included significant new communications-as-a-service contracts. Revenues recognized from CaaS continued to build and contributed to our increase in services revenues. Our new Interaction Process Automation™ application was also a key differentiator for us in the marketplace, as it directly connects our communications platform to a customer’s operational efficiency and profitability.”

Additional first quarter operating results included:
-	An increase in gross margins to 70.3 percent in 2010 from 69.4 percent in 2009.
-	GAAP operating income of $4.0 million in 2010, up 65 percent from $2.4 million in 2009.
-	Non-GAAP operating income of $5.0 million in 2010, compared to $3.3 million in 2009.
-
Other expense of $733,000 in 2010, compared to $316,000 in 2009, reflecting foreign currency translation losses in both years. The amounts held in Euro deposit accounts were transferred to U.S. dollar deposit accounts in early February 2010, reducing future exposure to Euro currency fluctuations.

-	Cash flows from operations, which were reduced by $1.3 million related to tax expense for stock-based payments, still increased to $5.3 million in 2010, compared to $4.4 million in 2009.

For the first quarter of 2010, non-GAAP net income and EPS exclude charges for stock-based compensation of $1.0 million, or EPS of $0.05, and non-cash income tax expense of approximately $1.2 million, or EPS of $0.07. For the first quarter of 2009, non-GAAP net income and EPS exclude charges for stock-based compensation of $847,000, or EPS of $0.05, and non-cash income tax expense of $799,000, or EPS of $0.04.

During the first quarter 2010 the company was also:
-	Positioned in the leaders’ quadrant of the Gartner Magic Quadrant for Contact Center Infrastructure, Worldwide report (Feb. 22, 2010).
-	Added to the S&P SmallCap 600 Index and the Nasdaq Global Select Market.
-	Awarded Frost & Sullivan’s 2010 Technology Company of the Year for Contact Centers in North America.
-	Among CRM Magazine’s 2010 Service Leaders for Contact Center Infrastructure.
-	The recipient of the 2009 Customer Interaction Solutions magazine’s Product of the Year Award.

Interactive Intelligence will host a conference call April 27 at 4:30 p.m. Eastern time (EDT) featuring Dr. Brown and the company’s CFO, Stephen R. Head. There will be a live Q&A session following opening remarks.

To access the teleconference, please dial 1.877.324.1969 at least five minutes prior to the start of the call. Ask for the teleconference by the following name: "Interactive Intelligence first quarter earnings call."

The teleconference will also be broadcast live on the company's investor relations' page at http://investors.inin.com. An archive of the teleconference will be posted following the call.

About Interactive Intelligence
Interactive Intelligence Inc. (Nasdaq: ININ) is a global provider of unified business communications solutions for contact center automation, enterprise IP telephony, and business process automation. The company was founded in 1994 and has more than 3,500 customers worldwide. Interactive Intelligence is among Software Magazine’s top 500 global software and services suppliers, is a Business Week “hot growth 50” company, and is among Fortune Small Business magazine’s top 100 fastest growing companies. The company is also positioned in the leaders’ quadrant of the Gartner Magic Quadrant for Contact Center Infrastructure, Worldwide report (Feb. 22, 2010). Interactive Intelligence employs approximately 650 people and is headquartered in Indianapolis, Indiana. It has 14 offices throughout North America, Latin America, Europe, Middle East, Africa and Asia Pacific. Interactive Intelligence can be reached at +1 317.872.3000 or info@inin.com; on the Net: www.inin.com.

* Non-GAAP Measures
The non-GAAP measures shown in this release exclude non-cash stock-based compensation expense for stock options and non-cash income tax expense. Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures are included after the financial information included in this press release. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Stock-based compensation expense is non-cash and income tax expense is primarily non-cash. Management believes that the presentation of non-GAAP results, when shown in conjunction with corresponding GAAP measures, provides useful information to management and investors regarding financial and business trends related to the company’s results of operations. Further, management believes that these non-GAAP measures improve management’s and investors’ ability to compare the company’s financial performance with other companies in the technology industry. Because stock-based compensation expense and non-cash income tax expense amounts can vary significantly between companies, it is useful to compare results excluding these amounts. Management also uses financial statements that exclude stock-based compensation expense related to stock options and non-cash income tax amounts for its internal budgets.

This release contains certain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: rapid technological changes in the industry; the company's ability to maintain profitability; to manage successfully its growth; to manage successfully its increasingly complex third-party relationships resulting from the software and hardware components being licensed or sold with its solutions; to maintain successful relationships with certain suppliers which may be impacted by the competition in the technology industry; to maintain successful relationships with its current and any new partners; to maintain and improve its current products; to develop new products; to protect its proprietary rights adequately; to successfully integrate acquired businesses; and other factors described in the company's SEC filings, including the company's latest annual report on Form 10-K.

Interactive Intelligence Inc. is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks. All other trademarks mentioned in this document are the property of their respective owners.

ININ-G

Contacts:
Stephen R. Head
Chief Financial Officer
Interactive Intelligence Inc.
+1 317.715.8412
steve.head@inin.com

Christine Holley
Director, Market Communications
Interactive Intelligence Inc.
+1 317.715.8220
christine.holley@inin.com

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Interactive Intelligence, Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
Unaudited

	Three Months Ended
	March 31,
	2010	2009
Revenues:
Product	$15,687	$13,050
Services	19,336	16,426
Total revenues	35,023	29,476
Costs of revenues:
Product	4,799	3,528
Services	5,597	5,502
Total cost of revenues	10,396	9,030
Gross profit	24,627	20,446
Operating expenses:
Sales and marketing	10,352	9,214
Research and development	6,425	5,626
General and administrative	3,861	3,189
Total operating expenses	20,638	18,029
Operating income	3,989	2,417
Other income (expense):
Interest income	42	108
Other income (expense)	(775)	(424)
Total other income (expense)	(733)	(316)
Income before income taxes	3,256	2,101
Income tax expense	1,388	878
Net income	$1,868	$1,223

Net income per share:
Basic	$0.11	$0.07
Diluted	0.10	0.07

Shares used to compute net income per share:
Basic	17,320	16,948
Diluted	18,708	17,635

Interactive Intelligence, Inc.
Reconciliation of Supplemental Financial Information
(in thousands, except per share amounts)
Unaudited

	Three Months Ended
	March 31,
	2010	2009

Net income, as reported	$1,868	$1,223
Non-cash stock-based compensation expense:
Cost of services	79	65
Sales and marketing	324	308
Research and development	298	245
General and administrative	311	229
Total	1,012	847
Non-cash income tax expense	1,241	799
Non-GAAP net income	$4,121	$2,869

Operating income, as reported	$3,989	$2,417
Non-cash stock-based compensation expense	1,012	847
Non-GAAP operating income	$5,001	$3,264

Diluted EPS, as reported	$0.10	$0.07
Non-cash stock-based compensation expense	0.05	0.05
Non-cash income tax expense	0.07	0.04
Non-GAAP diluted EPS	$0.22	$0.16

Interactive Intelligence, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2010	2009
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$49,679	$48,497
Short-term investments	21,721	16,482
Accounts receivable, net	26,982	32,092
Deferred tax assets, net	5,808	5,808
Prepaid expenses	6,322	5,976
Other current assets	3,982	3,935
Total current assets	114,494	112,790
Property and equipment, net	8,482	8,499
Deferred tax assets, net	6,655	6,505
Other assets, net	4,792	4,874
Total assets	$134,423	$132,668

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$10,823	$11,903
Accrued compensation and related expenses	3,642	4,946
Deferred product revenues	4,990	5,567
Deferred services revenues	36,835	36,225
Total current liabilities	56,290	58,641
Deferred revenue	5,558	6,420
Total liabilities	61,848	65,061

Shareholders' equity:
Preferred stock	-	-
Common stock	174	173
Treasury stock	(5,312)	(6,242)
Additional paid-in-capital	95,120	92,815
Accumulated deficit	(17,407)	(19,139)
Total shareholders' equity	72,575	67,607
Total liabilities and shareholders' equity	$134,423	$132,668

Interactive Intelligence, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
Unaudited
	Three Months Ended
	March 31,
	2010	2009
Operating activities:
Net income	$1,868	$1,223
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	1,030	1,055
Stock-based compensation expense	1,012	847
Tax benefits from stock-based payment arrangements	(1,251)	-
Deferred income tax	(150)	670
Accretion of investment income	27	5
Changes in operating assets and liabilities:
Accounts receivable	5,110	4,215
Prepaid expenses	(346)	443
Other current assets	(47)	(817)
Other assets	82	72
Accounts payable and accrued liabilities	143	(1,251)
Accrued compensation and related expenses	(1,304)	(957)
Deferred product revenues	(615)	(413)
Deferred services revenues	(214)	(682)
Net cash provided by operating activities	5,345	4,410

Investing activities:
Sales of available-for-sale investments	2,550	7,800
Purchases of available-for-sale investments	(7,828)	(897)
Purchases of property and equipment	(985)	(266)
Unrealized loss on investment	-	(2)
Net cash (used in) provided by investing activities	(6,263)	6,635

Financing activities:
Proceeds from stock options exercised	691	111
Proceeds from issuance of common stock	158	69
Tax benefits from stock-based payment arrangements	1,251	-
Net cash provided by financing activities	2,100	180

Net increase in cash and cash equivalents	1,182	11,225
Cash and cash equivalents, beginning of period	48,497	34,705
Cash and cash equivalents, end of period	$49,679	$45,930

Cash paid during the period for:
Interest	$1	$-
Income taxes	318	150

Other non-cash item:
Purchases of property and equipment payable at end of period	$57	$51